Exhibit 8.1

Milbank Tweed Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
July 11, 2016

Cencosud S.A
Av. Kennedy 9001
Piso 6
Las Condes, Santiago, Chile

Ladies and Gentlemen:

We have acted as special New York counsel Cencosud S.A., a Chilean corporation (the “Company”), in connection with the proposed offering by Inversiones Tano Limitada of an aggregate of  142,126,044 shares (the “Shares”) of the Company’s common stock, no par value, in the form of shares or American depositary shares (“ADSs”) as contemplated in the registration statement on Form F-3ASR (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation–Material U.S. Federal Income Tax Considerations,” to the extent it states matters of law or legal conclusions and subject to the assumptions, qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank Tweed Hadley & McCloy LLP